Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor / Media Contact:
Mel Stephens
(248) 447-1624

Investor Contact:
John Trythall
(248) 447- 4336

Lear Reports Record Fourth Quarter and Full Year 2015

Results; Reaffirms 2016 Financial Guidance

SOUTHFIELD, Michigan, January 28, 2016 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today reported record financial results for the fourth quarter and full year 2015 and reaffirmed 2016 guidance. 2015 highlights include:

Fourth Quarter 2015

•	Sales of $4.7 billion, up 4% from a year ago; 11% growth excluding impact of foreign exchange

•	Record core operating earnings of $359 million, up 28% from prior year

•	Core operating margin of 7.6%, up from 6.2% a year ago, with improved margins in both business segments

•	Adjusted earnings per share of $3.20, up 41% from prior year

•	Returned $123 million to shareholders through share repurchases and dividends

Full Year 2015

•	Record sales of $18.2 billion, up 3% from a year ago; 11% growth excluding impact of foreign exchange

•	Record core operating earnings of $1.310 billion, up 25% from prior year

•	Core operating margin of 7.2%, up from 5.9% a year ago, with improved margins in both business segments

•	Record adjusted earnings per share of $10.85, up 33% from prior year

•	Record free cash flow of $831 million

•	Returned $566 million to shareholders through share repurchases and dividends

•	Completed acquisitions of Eagle Ottawa Premium Leather, Arada Systems and intellectual property from Autonet Mobile

•	Total shareholder return of 26% was significantly higher than S&P 500 and peers

“In the fourth quarter, we again delivered record financial results, and for the full year 2015 we reported our 6th consecutive year of higher sales, increased earnings per share and strong cash flow,” said Matt Simoncini, Lear’s president and chief executive officer. “During 2015, we continued to invest in our business with the acquisitions of Eagle Ottawa, Arada Systems and Autonet Mobile as well as continued expansion of our world-class component facilities in low-cost regions. As a result of these investments, Lear has

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differentiated itself from the competition in craftsmanship and connectivity. Our strong financial position, product capabilities, low-cost manufacturing footprint and strong customer relationships have put Lear in the best overall competitive position in our history.”

Business Conditions

In the fourth quarter, global vehicle production increased 4% from a year ago. Production increased by 2% in North America, 4% in Europe & Africa and 14% in China. Production decreased by 29% in South America.

For the full year, global vehicle production increased 2% from a year ago. Production in North America, Europe & Africa and China increased by 3%, 5% and 5%, respectively. Production in South America decreased by 20%.

Fourth Quarter 2015 Financial Results

For the fourth quarter of 2015, Lear reported sales of $4.7 billion, core operating earnings of $359 million, net income of $235 million and adjusted earnings per share of $3.20. This compares with sales of $4.5 billion, core operating earnings of $280 million, net income of $262 million and adjusted earnings per share of $2.27 for the fourth quarter of 2014.

In the Seating segment, sales were up 7% to $3.7 billion, reflecting the acquisition of Eagle Ottawa and the addition of new business partially offset by the impact of foreign exchange. Excluding the impact of foreign exchange, sales increased 13%. Adjusted segment earnings were $279 million or 7.6% of sales. Margins improved 170 basis points from a year ago, reflecting the increase in sales, including the acquisition of Eagle Ottawa, and favorable operating performance.

In the Electrical segment, sales were down 5% to $1.0 billion. Excluding the impact of foreign exchange, sales increased 4%, primarily reflecting improved production volumes on key platforms and the addition of new business. Adjusted segment earnings were $148 million or 14.1% of sales. Margins improved 80 basis points from a year ago, reflecting continued strong operating performance, and marks our 25th consecutive quarter of year-over-year margin improvement.

In the fourth quarter of 2015, free cash flow was $427 million, and net cash provided by operating activities was $585 million.

Full Year 2015 Financial Results

For the full year 2015, Lear reported sales of $18.2 billion, core operating earnings of $1.310 billion, net income of $746 million and adjusted earnings per share of $10.85. This compares with sales of $17.7 billion, core operating earnings of $1.050 billion, net income of $672 million and adjusted earnings per share of $8.15 in 2014.

In the Seating segment, net sales were up 6% to $14.1 billion, reflecting primarily the acquisition of Eagle Ottawa, the addition of new business and higher production on key platforms partially offset by the impact of foreign exchange. Adjusted segment earnings were $994 million or 7.1% of sales. Margins increased 140 basis points from a year ago, primarily reflecting the increase in sales, including the acquisition of Eagle Ottawa, and favorable operating performance.

In the Electrical segment, net sales were down 7% to $4.1 billion. Excluding the impact of foreign exchange, sales increased 3%, primarily reflecting the addition of new business and higher production on key platforms. Adjusted segment earnings were $569 million or 13.8% of sales. Margins improved 100 basis points from a year ago, reflecting continued strong operating performance.

Free cash flow in 2015 was $831 million, and net cash provided by operating activities was $1.271 billion.

Reconciliations of core operating earnings to pretax income before equity income, adjusted net income to net income attributable to Lear, adjusted earnings per share to diluted net income per share attributable to Lear, adjusted segment earnings to reported segment earnings and free cash flow to net cash provided by operating activities, in each case as determined in accordance with accounting principles generally accepted in the United States (GAAP), are provided in the attached supplemental data pages.

Share Repurchase Program

During the fourth quarter of 2015, Lear repurchased approximately 841,000 shares of its common stock for a total of $104 million. As of the end of the fourth quarter, Lear has a remaining share repurchase authorization of $513 million, which expires on December 31, 2017, and reflects approximately 7% of Lear’s total market capitalization at current market prices.

Since initiating the share repurchase program in early 2011, Lear has repurchased 35.2 million shares of its common stock for a total of $2.4 billion at an average price of $68.12 per share. This represents a reduction of approximately 34% of our shares outstanding at the time we began the program.

Full Year 2016 Financial Outlook

Our 2016 financial outlook is unchanged and is based on industry vehicle production assumptions of 18.2 million units in North America, up 4% from the prior year, 21.8 million units in Europe & Africa, up 2% from the prior year, and 23.6 million units in China, up 6% from the prior year. Lear’s financial guidance is based on an average full year exchange rate of $1.10/Euro, down 1% from 2015.

Sales in 2016 are expected to be in the range of $18.5 billion to $19.0 billion, and core operating earnings are expected to be in the range of $1.35 to $1.40 billion. Free cash flow is expected to be approximately $800 million.

Our effective tax rate is expected to be approximately 28%. Adjusted net income is expected to be in the range of $855 to $895 million.

Depreciation and amortization expense is estimated to be approximately $375 million. The outlook for pretax operational restructuring costs and capital spending is approximately $70 million and $525 million, respectively.

Webcast Information

Lear will webcast a conference call to review the Company’s fourth quarter and full year 2015 financial results and related matters on January 28, 2016, at 8:00 a.m. Eastern Time, through the investor relations link at http://ir.lear.com/. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and will be available until February 5, 2016, with a Conference I.D. of 61724143.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share), “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt and gains and losses on the disposal of fixed assets. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, excluding the settlement of accounts payable in conjunction with the acquisition of Eagle Ottawa, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income, adjusted earnings per share and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income, adjusted earnings per share, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income before equity income, net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at http://www.lear.com.

Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by the Company. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; currency controls and the ability to economically hedge currencies; the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the outcome of customer negotiations and the impact of customer-imposed price reductions; the impact and timing of program launch costs and the Company’s management of new program launches; the costs, timing and success of restructuring actions; increases in the Company’s warranty, product liability or recall costs; risks associated with conducting business in foreign countries; the impact of regulations on the Company’s foreign operations; the operational and financial success of the Company’s joint ventures; competitive conditions impacting the Company and its key customers and suppliers; disruptions to the Company’s information technology systems, including those related to cybersecurity; the cost and availability of raw materials, energy, commodities and product components and the Company’s ability to mitigate such costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; impairment charges initiated by adverse industry or market developments; the Company’s ability to execute its strategic objectives; changes in discount rates and the actual return on pension assets; costs associated with compliance with environmental laws and regulations; developments or assertions by or against the Company relating to intellectual property rights; the Company’s ability to utilize its net operating loss, capital loss and tax credit carryforwards; global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary unions, international treaties and fiscal policies; and other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Lear Corporation (NYSE: LEA) is one of the world’s leading suppliers of automotive seating and electrical distribution systems. Lear serves every major automaker in the world, and Lear content can be found on more than 350 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 136,000 employees located in 36 countries. Lear currently ranks #174 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at http://www.lear.com.

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Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

	Three Months Ended
	December 31, 2015	December 31, 2014
Net sales	$4,724.6	$4,549.7
Cost of sales	4,233.9	4,157.7
Selling, general and administrative expenses	139.7	127.1
Amortization of intangible assets	13.0	8.3
Interest expense	20.4	20.4
Other expense, net	8.2	17.2

Consolidated income before income taxes and equity in net income of affiliates	309.4	219.0
Income taxes	74.6	(41.7)
Equity in net income of affiliates	(18.1)	(7.3)

Consolidated net income	252.9	268.0
Net income attributable to noncontrolling interests	17.6	6.2

Net income attributable to Lear	$235.3	$261.8

Diluted net income per share attributable to Lear	$3.07	$3.24

Weighted average number of diluted shares outstanding	76.6	80.9

Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Net sales	$18,211.4	$17,727.3
Cost of sales	16,391.6	16,234.5
Selling, general and administrative expenses	580.5	529.9
Amortization of intangible assets	52.5	33.7
Interest expense	86.7	67.5
Other expense, net	68.6	74.3

Consolidated income before income taxes and equity in net income of affiliates	1,031.5	787.4
Income taxes	285.5	121.4
Equity in net income of affiliates	(49.8)	(36.3)

Consolidated net income	795.8	702.3
Net income attributable to noncontrolling interests	50.3	29.9

Net income attributable to Lear	$745.5	$672.4

Diluted net income per share attributable to Lear	$9.59	$8.23

Weighted average number of diluted shares outstanding	77.8	81.7

Lear Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	December 31, 2015	December 31, 2014
ASSETS
Current:
Cash and cash equivalents	$1,196.6	$1,094.1
Accounts receivable	2,590.0	2,471.7
Inventories	947.6	853.7
Other	552.4	746.1

	5,286.6	5,165.6

Long-Term:
PP&E, net	1,826.5	1,624.7
Goodwill	1,053.8	726.2
Other	1,238.9	1,596.6

	4,119.2	3,947.5

Total Assets	$9,405.8	$9,113.1

LIABILITIES AND EQUITY
Current:
Accounts payable and drafts	$2,504.4	$2,525.3
Accrued liabilities	1,312.1	1,179.3
Current portion of long-term debt	23.1	240.5

	3,839.6	3,945.1

Long-Term:
Long-term debt	1,931.7	1,454.0
Other	616.8	684.7

	2,548.5	2,138.7

Equity	3,017.7	3,029.3

Total Liabilities and Equity	$9,405.8	$9,113.1

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2015	December 31, 2014
Net Sales
North America	$1,970.1	$1,752.2
Europe and Africa	1,728.8	1,769.3
Asia	921.3	839.3
South America	104.4	188.9

Total	$4,724.6	$4,549.7

Content Per Vehicle [1]
North America	$433	$400
Europe and Africa	$309	$334
Free Cash Flow [2]
Net cash provided by operating activities	$585.1	$516.1
Capital expenditures	(158.1)	(143.9)

Free cash flow	$427.0	$372.2

Depreciation and Amortization	$90.4	$78.3
Core Operating Earnings [2]
Consolidated income before income taxes and equity in net income of affiliates	$309.4	$219.0
Interest expense	20.4	20.4
Other expense, net	8.2	17.2

Pretax income before equity income, interest and other expense	338.0	256.6
Restructuring costs and other special items -
Costs related to restructuring actions	20.2	24.3
Other	0.7	(0.6)

Core operating earnings	$358.9	$280.3

Core operating margins	7.6%	6.2%

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$235.3	$261.8
Restructuring costs and other special items -
Costs related to restructuring actions	20.3	24.3
Loss on extinguishment of debt	—	0.4
Loss related to affiliates	—	4.9
Other	0.7	0.9
Tax impact of special items and other net tax adjustments [3]	(11.1)	(108.9)

Adjusted net income attributable to Lear	$245.2	$183.4

Weighted average number of diluted shares outstanding	76.6	80.9

Diluted net income per share attributable to Lear	$3.07	$3.24

Adjusted earnings per share	$3.20	$2.27

[1]	Content Per Vehicle for 2014 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items (including changes in valuation allowances in several foreign and domestic subsidiaries). The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and share and per share amounts)

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Net Sales
North America	$7,755.7	$6,769.8
Europe and Africa	6,756.1	7,004.6
Asia	3,235.5	3,101.8
South America	464.1	851.1

Total	$18,211.4	$17,727.3

Content Per Vehicle [1]
North America	$443	$398
Europe and Africa	$314	$341
Free Cash Flow [2]
Net cash provided by operating activities	$1,271.1	$927.8
Settlement of accounts payable in conjunction with acquisition of Eagle Ottawa	45.7	—
Capital expenditures	(485.8)	(424.7)

Free cash flow	$831.0	$503.1

Depreciation and Amortization	$347.8	$310.9
Diluted Shares Outstanding at end of year [3]	76,093,303	79,961,664
Core Operating Earnings [2]
Consolidated income before income taxes and equity in net income of affiliates	$1,031.5	$787.4
Interest expense	86.7	67.5
Other expense, net	68.6	74.3

Pretax income before equity income, interest and other expense	1,186.8	929.2
Restructuring costs and other special items -
Costs related to restructuring actions	95.2	114.3
Acquisition and other related costs	10.9	5.3
Acquisition-related inventory fair value adjustment	15.8	—
Other	1.5	0.8

Core operating earnings	$1,310.2	$1,049.6

Core operating margins	7.2%	5.9%

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$745.5	$672.4
Restructuring costs and other special items -
Costs related to restructuring actions	97.2	115.3
Acquisition and other related costs	10.9	5.3
Acquisition-related inventory fair value adjustment	15.8	—
Loss on redemption of bonds	14.3	17.9
Loss related to affiliates, net	1.8	0.8
Other	1.5	3.3
Tax impact of special items and other net tax adjustments [4]	(43.1)	(149.1)

Adjusted net income attributable to Lear	$843.9	$665.9

Weighted average number of diluted shares outstanding	77.8	81.7

Diluted net income per share attributable to Lear	$9.59	$8.23

Adjusted earnings per share	$10.85	$8.15

[1]	Content Per Vehicle for 2014 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Calculated using stock price at end of quarter.
[4]	Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items (including changes in valuation allowances in several foreign and domestic subsidiaries). The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions)

	Three Months Ended
	December 31,	December 31,
	2015	2014
Adjusted Segment Earnings
Seating
Net sales	$3,678.7	$3,452.7

Segment earnings	$262.2	$183.9
Costs related to restructuring actions	16.5	19.1
Acquisition and other related costs	—	0.1

Adjusted segment earnings	$278.7	$203.1

Adjusted segment margins	7.6%	5.9%

Electrical
Net sales	$1,045.9	$1,097.0

Segment earnings	$142.9	$143.3
Costs related to restructuring actions	4.4	3.0
Other	0.5	—

Adjusted segment earnings	$147.8	$146.3

Adjusted segment margins	14.1%	13.3%

	Twelve Months Ended
	December 31,	December 31,
	2015	2014
Adjusted Segment Earnings
Seating
Net sales	$14,098.5	$13,310.6

Segment earnings	$907.0	$655.2
Costs related to restructuring actions	69.0	92.4
Acquisition and other related costs	2.3	2.5
Acquisition-related inventory fair value adjustment	15.8	—
Other	—	2.3

Adjusted segment earnings	$994.1	$752.4

Adjusted segment margins	7.1%	5.7%

Electrical
Net sales	$4,112.9	$4,416.7

Segment earnings	$554.4	$556.6
Costs related to restructuring actions	14.0	10.1
Other	0.6	0.4

Adjusted segment earnings	$569.0	$567.1

Adjusted segment margins	13.8%	12.8%